Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SOLID THIRD QUARTER 2012 RESULTS

WEST SPRINGFIELD, MA – October 19, 2012— United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.9 million, or $0.20 per diluted share, for the third quarter of 2012 compared to net income of $3.1 million, or $0.20 per diluted share, for the corresponding period in 2011. Excluding acquisition related expenses of $366,000 ($254,000 net of tax benefit) and impairment charges on securities of $202,000 ($119,000 net of tax benefit), net income would have been $3.3 million, or $0.22 per diluted share, for the third quarter of 2012.

For the nine months ended September 30, 2012, the Company’s net income was $8.4 million, or $0.56 per diluted share, compared to net income of $8.2 million, or $0.54 per diluted share, for the same period in 2011. Excluding acquisition related expenses of $958,000 ($818,000 net of tax benefit) and impairment charges on securities of $202,000 ($119,000 net of tax benefit), net income would have been $9.3 million, or $0.63 per diluted share, for the nine months of 2012. The Company also announced a quarterly cash dividend of $0.10 per share, payable on December 3, 2012 to shareholders of record as of November 9, 2012.

Financial Highlights:

•

Excluding acquisition related expenses of $366,000 ($254,000 net of tax benefit) and impairment charges on securities of $202,000 ($119,000 net of tax benefit), diluted EPS for the third quarter increased by 10% compared to the same period last year.

•

Total loans increased by $96.1 million, or 9%, to $1.218 billion at September 30, 2012 from $1.122 billion at December 31, 2011, primarily due to 14% growth in commercial mortgages and commercial business loans.

•

Credit quality remained solid, as demonstrated by the non-performing loans to total loans ratio of 73 basis points at September 30, 2012 and an annualized net charge-offs to average loans ratio of 9 basis points for the third quarter of 2012.

•	Core deposits increased by $53.9 million, or 7%, to $862.1 million at September 30, 2012 from $808.2 million at December 31, 2011.

•

Tangible book value per share increased 3% to $14.31 at September 30, 2012 from $13.90 at December 31, 2011. Book value per share also increased 3% to $14.88 at September 30, 2012 as compared to $14.47 at December 31, 2011.

“We are pleased with our performance this quarter, which reflects strong growth in commercial loans and core deposits,” commented Richard B. Collins, President and Chief Executive Officer. “Our asset quality metrics are excellent and we have a healthy balance sheet with solid capital and liquidity positions. We expect to close our pending acquisition of New England Bancshares, Inc. and New England Bank before year end and believe we are well positioned for the future.”

Earnings Summary (Q3 2012 compared to Q3 2011)

Excluding the impact of acquisition related expenses of $366,000 ($254,000 net of tax benefit) and impairment charges on securities totaling $202,000 ($119,000 net of tax benefit), net income would have been $3.3 million for the third quarter of 2012, $217,000, or 7% above the same period last year. The improved results are largely due to increased net interest income and non-interest income and a decrease in non-interest expense (excluding acquisition related expenses), offset in part by an increase in the provision for loan losses.

•

Net interest income increased $151,000, or 1%, to $13.6 million for the third quarter of 2012 mainly as a result of an increase in average interest-earning assets, partially offset by a contraction in the net interest margin. Total average interest-earning assets increased $39.8 million, or 3%, to $1.544 billion for the third quarter of 2012 driven by strong loan growth partially offset by decreases in interest-earning cash balances and investment securities. The net interest margin decreased by 5 basis points to 3.51% for the three months ended September 30, 2012 reflecting lower yields on loans and investments as a result of the lower interest rate environment, offset in part by reduced funding costs.

•

Provision for loan losses increased $300,000, or 40%, to $1.1 million for the three months ended September 30, 2012 primarily reflecting an increase in general reserves associated with stronger commercial loan origination activity.

•

Non-interest income increased $88,000, or 4%, to $2.5 million for the three months ended September 30, 2012. Net gains from sales of loans increased $137,000 due to improved pricing on sales of 30-year fixed rate loans, and to a lesser extent, increased sales volume. Other income increased $50,000, or 19%, as a result of higher loan prepayment penalties. Fee income on deposit accounts grew $32,000, or 2%, driven by an increase in debit card income. Wealth management income increased $31,000, or 13%, reflecting higher fee-based assets under management and transaction-based commissions. These positive items were reduced in part by an increase of $169,000 in impairment charges on securities.

•

Non-interest expense increased $191,000, or 2%, to $11.2 million in the third quarter of 2012. Excluding acquisition related costs of $366,000, non-interest expense would have declined by $175,000, or 2%. Low income housing tax credit fund expense decreased by $232,000 as a result of a prior period adjustment. Professional fees fell by $201,000, or 35%, due in large part to legal and consulting costs incurred in 2011 in connection with strategic initiatives. Other expenses decreased $91,000, or 5%, reflecting a lower write-down of mortgage servicing rights. These items were partially reduced by higher compensation and data processing expenses. Salaries and benefits increased by $197,000, or 3%, mainly due to a new loan production office opened in Glastonbury, Connecticut during the second quarter of 2012, annual salary increases and a higher short-term incentive plan accrual related to improved performance. Data processing expenses increased $148,000, or 15%, attributable to a larger loan and deposit base as well as increased costs related to software licenses, online banking and debit cards.

•	Income taxes decreased $96,000, or 10%, to $890,000 for the three months ended September 30, 2012 primarily due to a lower effective tax rate and a decrease in pre-tax income.

Balance Sheet Activity:

•	Total assets increased $59.9 million, or 4%, to $1.684 billion at September 30, 2012 from $1.624 billion at December 31, 2011 reflecting strong growth in loans partially offset by lower cash balances.

•

Total loans increased $96.1 million, or 9%, to $1.218 billion at September 30, 2012 from year-end due in large part to strong growth in the commercial mortgages and commercial and industrial portfolios, partially offset by modest run-off in residential mortgages and consumer loans. The increases of $63.3 million, or 14%, in commercial mortgages and $24.9 million, or 14%, in commercial and industrial loans were primarily attributable to business development efforts, competitive products and pricing, and significant origination activity in the loan production offices. The decrease in residential mortgages was driven by sales of 30-year fixed rate loans and payments, offset to a large extent by originations of 10 and 15-year fixed rate loans.

•	Cash and cash equivalents decreased $33.2 million, or 54%, to $28.3 million at September 30, 2012 mainly driven by the use of excess cash to fund new loans.

•

Total deposits increased $45.2 million, or 4%, to $1.275 billion at September 30, 2012 reflecting growth of $53.9 million, or 7%, in core account balances, partially offset by a decrease of $8.7 million, or 2%, in certificates of deposit. The strong growth in core account balances is mainly due to the success of sales and marketing initiatives, competitive products and pricing and excellent customer service. Core deposit balances were $862.1 million, or 68% of total deposits at September 30, 2012 compared to $808.2 million, or 66% at December 31, 2011.

•	Long-term debt increased $13.4 million, or 11%, to $140.3 million at September 30, 2012 as new advances were secured to fund loan growth.

Credit Quality:

•

Non-performing assets totaled $10.4 million, or 0.61% of total assets, at September 30, 2012 compared to $10.6 million, or 0.65% of total assets, at December 31, 2011. The $224,000 decline in non-performing assets reflects a decrease in real estate owned due to sales of properties, offset in part by a slight increase in non-accrual loans.

•

At September 30, 2012, the ratio of the allowance for loan losses to total loans was 1.03%, an increase of 4 basis points from December 31, 2011. Excluding the impact of acquired loans totaling $124.9 million at September 30, 2012 and $165.1 million at December 31, 2011, the ratio of the allowance for loan losses to total loans would have been 1.15% at September 30, 2012 and 1.16% at December 31, 2011. Net charge-offs totaled $1.1 million, or 0.11%, of average loans outstanding (annualized) for the nine months ended September 30, 2012 as compared to net charge-offs of $ 1.5 million, or 0.18%, of average loans outstanding (annualized) for the same period in 2011.

Capital and Liquidity:

•	At September 30, 2012, the Company remains well capitalized with a tangible equity-to-tangible assets ratio of 13.21% and an equity-to-assets ratio of 13.67%.

•

At September 30, 2012, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts and six branches in the Worcester region of Central Massachusetts. The bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts)

	September 30, 2012	December 31, 2011	September 30, 2011
	(unaudited)	(audited)	(unaudited)
Assets

Cash and cash equivalents	$28,344	$61,518	$28,749
Investment securities	330,311	337,710	354,892
Loans held for sale	—	53	522

Loans:
Residential mortgages	312,600	314,839	319,157
Commercial mortgages	513,524	450,180	440,521
Construction loans	34,724	30,271	28,928
Commercial loans	201,017	176,086	176,188
Home equity loans	143,052	135,518	138,060
Consumer loans	13,090	14,985	15,887

Total loans	1,218,007	1,121,879	1,118,741

Net deferred loan costs and fees	2,445	2,194	2,133
Allowance for loan losses	(12,550)	(11,132)	(10,741)

Loans, net	1,207,902	1,112,941	1,110,133

Federal Home Loan Bank of Boston stock, at cost	14,454	15,365	15,365
Other real estate owned	1,349	2,054	2,490
Deferred tax asset, net	13,771	14,006	9,579
Premises and equipment, net	18,145	16,438	16,488
Bank-owned life insurance	41,869	40,688	40,264
Goodwill	8,192	8,192	8,192
Other intangible assets	699	752	805
Other assets	18,648	14,035	19,079

Total assets	$1,683,684	$1,623,752	$1,606,558

Liabilities and Stockholders’ Equity

Deposits:
Demand	$234,191	$205,902	$191,829
NOW	67,279	52,899	44,544
Savings	264,942	247,664	243,125
Money market	295,674	301,770	289,545
Certificates of deposit	413,074	421,740	430,523

Total deposits	1,275,160	1,229,975	1,199,566

Short-term borrowings	14,579	17,260	24,632
Long-term debt	140,287	126,857	133,157
Subordinated debentures	5,608	5,539	5,516
Escrow funds held for borrowers	1,892	2,103	2,221
Due to broker	—	—	700
Capitalized lease obligations	4,753	4,874	4,909
Accrued expenses and other liabilities	11,242	9,783	9,101

Total liabilities	1,453,521	1,396,391	1,379,802

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 18,706,933 at September 30, 2012, December 31, 2011 and September 30, 2011	187	187	187
Additional paid-in capital	183,476	182,433	182,122
Retained earnings	93,317	89,019	87,358
Unearned compensation	(9,523)	(10,047)	(10,233)
Accumulated other comprehensive income, net of taxes	7,514	6,752	7,076
Treasury stock, at cost (3,239,112 shares at September 30, 2012, 2,994,036 shares at December 31, 2011 and 2,916,427 shares at September 30, 2011)	(44,808)	(40,983)	(39,754)

Total stockholders’ equity	230,163	227,361	226,756

Total liabilities and stockholders’ equity	$1,683,684	$1,623,752	$1,606,558

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$14,494	$14,529	$42,750	$43,719
Investments	2,549	3,249	8,171	9,827
Other interest-earning assets	27	22	119	100

Total interest and dividend income	17,070	17,800	51,040	53,646

Interest expense:
Deposits	2,444	3,014	7,795	9,505
Borrowings	1,076	1,387	3,301	4,569

Total interest expense	3,520	4,401	11,096	14,074

Net interest income before provision for loan losses	13,550	13,399	39,944	39,572

Provision for loan losses	1,050	750	2,450	2,231

Net interest income after provision for loan losses	12,500	12,649	37,494	37,341

Non-interest income:
Fee income on depositors’ accounts	1,452	1,420	4,389	4,085
Wealth management income	279	248	795	702
Income from bank-owned life insurance	448	468	1,324	1,192
Net gain on sales of loans	188	51	458	124
Net gain on sales of securities	27	—	27	1
Impairment charges on securities	(202)	(33)	(202)	(92)
Other income	319	269	863	771

Total non-interest income	2,511	2,423	7,654	6,783

Non-interest expense:
Salaries and benefits	6,375	6,178	19,103	18,861
Occupancy expenses	823	823	2,567	2,472
Marketing expenses	316	339	1,257	1,421
Data processing expenses	1,109	961	3,140	2,933
Professional fees	372	573	1,282	1,641
Acquisition related expenses	366	—	958	—
FDIC insurance assessments	264	237	800	811
Low income housing tax credit fund	—	232	243	627
Other expenses	1,567	1,658	4,585	4,578

Total non-interest expense	11,192	11,001	33,935	33,344

Income before income taxes	3,819	4,071	11,213	10,780

Income tax expense	890	986	2,853	2,576

Net income	$2,929	$3,085	$8,360	$8,204

Earnings per share:
Basic	$0.20	$0.21	$0.57	$0.55
Diluted	$0.20	$0.20	$0.56	$0.54

Weighted average shares outstanding:
Basic	14,522	14,952	14,578	14,998
Diluted	14,708	15,207	14,828	15,258

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Sep. 30 2012		Jun. 30 2012		Mar. 31 2012		Dec. 31 2011		Sep. 30 2011

Operating Results:
Net interest income	$13,550		$13,294		$13,100		$13,241		$13,399
Loan loss provision	1,050		750		650		1,011		750
Non-interest income	2,511	(1)	2,570		2,573		2,570		2,423
Non-interest expense	11,192	(2)	11,468	(2)	11,275		10,718		11,001
Net income	2,929		2,582		2,849		2,980		3,085

Performance Ratios (annualized):
Return on average assets	0.71	%(3)	0.62	%(3)	0.70%		0.74%		0.77%
Return on average equity	5.10	%(3)	4.53	%(3)	5.00%		5.24%		5.41%
Net interest margin	3.51%		3.44%		3.43%		3.51%		3.56%
Non-interest income to average total assets	0.61	%(4)	0.62%		0.63%		0.64%		0.60%
Non-interest expense to average total assets	2.71	%(5)	2.78	%(5)	2.77%		2.66%		2.74%
Efficiency ratio (6)	69.74	%(5)	73.04	%(5)	72.44%		68.41%		69.61%

Per Share Data:
Diluted earnings per share	$0.20		$0.17		$0.19		$0.20		$0.20
Book value per share	$14.88		$14.70		$14.57		$14.47		$14.36
Tangible book value per share	$14.31	(7)	$14.12	(7)	$14.00	(7)	$13.90	(7)	$13.79	(7)
Market price at period end	$14.47		$14.38		$15.82		$16.09		$13.69

Risk Profile
Equity as a percentage of assets	13.67%		13.80%		13.69%		14.00%		14.11%
Tangible equity as a percentage of tangible assets	13.21	%(7)	13.33	%(7)	13.22	%(7)	13.53	%(7)	13.63	%(7)
Net charge-offs to average loans outstanding (annualized)	0.09%		0.11%		0.16%		0.22%		0.23%
Non-performing assets as a percent of total assets	0.61%		0.68%		0.70%		0.65%		0.85%
Non-performing loans as a percent of total loans	0.73%		0.74%		0.79%		0.75%		1.00%
Allowance for loan losses as a percent of total loans	1.03	%(8)	1.01	%(8)	0.99	%(8)	0.99	%(8)	0.96	%(8)
Allowance for loan losses as a percent of non-performing loans	140.49%		136.43%		125.65%		131.68%		96.22%

Average Balances
Loans	$1,178,802		$1,151,141		$1,133,543		$1,119,511		$1,113,672
Securities	338,352		340,086		338,405		346,939		358,929
Total interest-earning assets	1,543,779		1,547,132		1,526,015		1,509,079		1,503,940
Total assets	1,650,148		1,652,997		1,628,071		1,611,447		1,605,844
Deposits	1,254,148		1,256,780		1,231,285		1,211,957		1,186,530
FHLBB advances	103,915		103,632		105,302		111,762		132,544
Stockholders’ Equity	229,614		227,855		227,854		227,678		228,278

Average Yields/Rates (annualized)
Loans	4.92%		4.93%		4.97%		5.18%		5.22%
Securities	3.01%		3.25%		3.37%		3.34%		3.62%
Total interest-earning assets	4.42%		4.39%		4.45%		4.62%		4.73%

Savings accounts	0.45%		0.51%		0.58%		0.69%		0.71%
Money market/NOW accounts	0.41%		0.45%		0.55%		0.62%		0.64%
Certificates of deposit	1.74%		1.78%		1.82%		1.88%		1.91%
FHLBB advances	3.04%		3.16%		3.12%		3.17%		3.26%
Total interest-bearing liabilities	1.20%		1.24%		1.31%		1.43%		1.50%

(1)	Includes $202,000 other-than-temporary impairment (“OTTI”) charge for the quarter ended September 30, 2012.
(2)	Includes acquisition related expenses totaling $366,000 and $592,000 for the quarters ended September 30, 2012 and June 30, 2012.
(3)	Exclusive of acquisition related expenses totaling $254,000, (after tax) and $592,000 for the quarters ended September 30, 2012 and June 30, 2012, respectively, and a $119,000, (after tax) other-than-temporary impairment charge for the quarter ended September 30, 2012, the return on average assets would have been 0.80% and 0.77% and the return on average equity would have been 5.75% and 5.57%, respectively.
(4)	Exclusive of the $202,000 other-than-temporary impairment charge, non-interest income to average total assets would have been 0.66% for the quarter ended September 30, 2012.
(5)	Excluding acquisition related expenses totaling $366,000 and $592,000 for the quarters ended September 30, 2012 and June 30, 2012, non-interest expense to average total assets would have been 2.62% and 2.63% and the efficiency ratio would have been 67.46% and 69.27%, respectively.
(6)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(7)	Excludes the impact of goodwill and other intangible assets of $8.9 million at September 30, 2012, June 30, 2012, March 31, 2012 and December 31, 2011 and $9.0 million at September 30, 2011.
(8)	Excluding acquired loans of $118.6 million, $126.4 million, $136.4 million, $146.0 million and $156.2 million, and loans purchased from other financial institutions of $6.3 million, $6.4 million, $18.3 million, $19.1 million and $19.3 million at September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011 and September 30, 2011, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.15%, 1.14%, 1.15%,1.16% and 1.14% for the quarters ended September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011 and September 30, 2011, respectively.